UNITED STATES

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NEXTGEN HEALTHCARE, INC.

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NextGen Healthcare Board of Directors Sends Letter to Shareholders: Highlights Appointment of David

Sides as Powerful Addition to the Executive Team

NextGen Healthcare Has Never Been Better Positioned for Significant, Sustainable Growth

and Value Creation

Clients and Industry Experts Recognize the Far-Reaching Changes We Made and Share Our Optimism

About Our Future

As Board Chair, Sheldon Razin Failed to Invest for the Future and Instead Handicapped Growth in Favor

of Using Cash for Dividends. Now Sheldon is Trying to Take De Facto Control of the Company and Revert

to His Losing Strategies

ATLANTA – September 21, 2021 – NextGen Healthcare, Inc. (Nasdaq: NXGN), a leading provider of ambulatory-focused technology solutions, today announced that it has commenced mailing a letter to shareholders in connection with its 2021 Annual Meeting of Shareholders (“Annual Meeting”). The mailed materials will include a revised WHITE proxy card reflecting the addition of David Sides, the Company’s recently appointed President and Chief Executive Officer, to NextGen Healthcare’s slate of director nominees.

The NextGen Healthcare Board of Directors recommends that shareholders vote “FOR” the election of each of NextGen Healthcare’s highly qualified director nominees and “FOR” ALL other proposals listed on the WHITE proxy card, including the proposals to reincorporate the Company into Delaware and eliminate cumulative voting.

Approving the reincorporation and cumulative voting proposals will effectively result in giving NextGen Healthcare shareholders the opportunity to vote “FOR” ALL candidates on the NextGen Healthcare slate of director nominees under plurality voting, which is a “one share, one vote” standard, and the nine nominees with the most votes will be elected.

The full text of the letter follows and can be found at www.nextgen.com/annual-meeting, along with additional shareholder information regarding the Annual Meeting.

September 21, 2021

Dear Fellow Shareholders,

After Sheldon Razin resigned as Chair of the Board of Directors, NextGen Healthcare’s new Board leadership and management team embarked on a path of significant change to position your company for the future.

It takes time to revitalize a company, and we have been deliberate in our approach. In addition to recently appointing David Sides as the Company’s new President and CEO, we have:

•	Reconstituted the Board and executive team, adding diversity, outstanding talent and relevant expertise

•	Repositioned the Company’s strategy and capital allocation to prioritize profitable growth and reinvestment in the Company, not dividends

•	Improved product quality and go-to-market capabilities through strategic M&A in high-growth markets, divesting underperforming assets and discontinuing failed technology investments

•	Made client success a central tenet of our business

•	Redefined how we engage with and incentivize our employees

The changes we implemented have established a strong financial and operating foundation. They are driving results. For example:

•	Revenue growth has been accelerating at an increasing rate. We recently reported record revenues and expect continued growth this year

•	Subscription revenue streams are growing and will support margin expansion

•	Strong, consistent operating cash flows reflect operational excellence and continuous improvement

•

Our new comprehensive portfolio of solutions is in the sweet spot of long-term industry trends, such as consumer-centric connected health, behavioral health and population health analytics, and are driving cross-selling opportunities

We firmly believe NextGen Healthcare is on the cusp of substantial value creation.

Newly Appointed CEO David Sides Brings Extensive Experience and a Proven Record

Leading Premier Global HealthTech Companies

We Are Confident David Will Help Ensure We Fully Capitalize on the

Transformational Changes that Have Been Made

Following a comprehensive search conducted with the assistance of Spencer Stuart, we are pleased to welcome David Sides as NextGen Healthcare’s President and CEO.

David is a results-oriented executive with a proven track record of growing, scaling and diversifying premier healthcare technology and software companies. His global executive and Board experience span both public and private companies, including a global leader in virtual care and one of the largest suppliers of health information technology services, devices and hardware.

Throughout his career, David has demonstrated his ability to innovate around product, services and overall value proposition to find and optimize healthcare tech opportunities. He is a highly respected team builder, inspiring trust as he engages employees to drive growth and execution.

NextGen Healthcare’s prospects for success are magnified by David’s experience and many accomplishments, including:

•	Leading Teladoc as COO, managing all of Teladoc’s commercial functions as revenues doubled in 2020 and are on track to exceed $2 billion in 2021

•	Owning Cerner’s global P&L and functional responsibilities from sales through implementation for the consulting business

•

Creating new methodologies at Cerner for deployment, new service lines and development plans for 3,500 associates and growing the consulting business from $643 million in 2008 to $1.031 billion in 2012

•	Executing a full-scale turnaround of Streamline Health Solutions as CEO, growing revenue, EBITDA and cash flow organically

•	Delivering a more than 30% increase in revenue at iMDsoft as CEO, while investing in new systems and processes

We are confident NextGen Healthcare and our stakeholders will benefit from David’s leadership as we continue to implement our growth strategy.

Independent Analysts, Clients and Industry Thought Leaders Recognize that Our Changes

Have Created Positive Momentum in Virtually Every Area of the Company

Industry analysts recognize that NextGen Healthcare’s transformation strategy under the new Board and leadership team is delivering results

“Over the past few years, the company has made significant investments in its product portfolio and restructured its sales force to put a greater emphasis on expanding its footprint. This is paying off” (RBC Capital Markets, 07/29/21)

“Mgt has improved product quality and customer experience, leading to reduced attrition, new customer wins… we see a compelling platform strategy taking shape that should drive revs (sic)” (Jefferies, 05/26/21)

“We are positive on the cross sales strategy given NXGN’s embedded and increasingly favorable position within its existing client base, and applaud the expansion into faster-growth adjacencies” (SVBLeerink, 03/16/21)

…And that the Company is poised for accelerating growth and value creation

“By next fiscal year, we expect the company to benefit from many of the investments it has made in its platform and the different applications on its platform.” (Cantor Fitzgerald, 07/29/21)

“NXGN continues to execute well and progress toward its 5%-8% organic revenue growth target by increasing market share and wallet share.” (Piper Sandler, 05/26/21)

We have strong buy-in from clients who have expressed their commitment to NextGen Healthcare. Our recurring revenue growth and cross selling of products and solutions are clear evidence that our strategies are working. These results reinforce the choices we made to change and improve our investment priorities, including investing more in R&D and innovation, building out product capabilities and adding key services and surround offerings through strategic acquisitions.

“A key reason we selected NextGen Healthcare is because… the integrated platform provides greater access, speed and convenience for our providers to communicate with patients and the workflow is tailored to the needs of our specialty.” (Practice Administrator, Orthopedic & Sports Medicine Center)

“The [NextGen Healthcare] integrated platform allows us to reach more patients and provide potentially life-saving mental health counsel.” (Chief Information Officer, DVHC)

Industry thought leaders have recognized NextGen Healthcare for our ability to deliver on our “Believe in Better” commitment

Our progress is recognized regularly in the marketplace – recent industry awards include:

•	NextGen Healthcare Ranks #6 on Top 100 Healthcare Technology Companies of 2021

•	Top Practice Management Solution in 2021 Best in KLAS Report (11–75 providers)

•	Top Ambulatory EMR in 2021 Best in KLAS Report (11–75 providers), won for three consecutive years

•	Market Leader in the Summer 2021 Medical Practice Management Customer Success Report

•	Top 5 Company in DivHERsity (SMEs/Startup) by JobsForHer in India

NextGen Healthcare’s Reconstituted Executive Team and Board Nominees Have

Relevant Experience and Expertise to Build on this Progress and Drive Sustainable Growth

Including David Sides as the Company’s new CEO, 10 of the Company’s 12-member executive leadership team are new to NextGen Healthcare since 2016. We believe this well-bonded team’s talent, history of success, and diversity of ideas and experience will continue to fuel the Company’s growth.

The Board has also changed to help NextGen Healthcare thrive – today and in the future. With the addition of David, NextGen Healthcare’s nine-member slate includes five directors who will have been added in the past four years and who significantly advance the Board’s diversity across race, gender, age and tenure.

The newest additions follow a thoughtful director search process that began last year to ensure the Board, collectively, has the skills and institutional knowledge necessary to drive the Company’s market leadership in our healthcare industry sectors, which are among the most complex and rapidly growing in all of healthcare services.

As detailed in our proxy materials, NextGen Healthcare’s director nominees are credible, capable independent thinkers and unified in their commitment to serving ALL shareholders’ best interests.

As Board Chair, Sheldon Razin Failed to Invest for the Future and Instead Handicapped Growth in

Favor of Using Cash for Dividends

We Offered Sheldon a Reasonable Compromise Keeping Him and Lance Rosenzweig on the Board for

Another Year – But Instead Sheldon Launched His Proxy Fight

To Improve His Odds, Sheldon Retreated and Dropped Two of His Six Candidates.

Don’t Be Misled. Sheldon and Lance Still Want De Facto Control of Your Company

In 2015, Sheldon was urged to step down as Chair after secretly exploring the sale of the Company without Board authorization. During his long tenure as Board Chair, Sheldon failed to implement a strategy or investment plan that would enable the Company to survive after government stimulus evaporated. Sheldon was essentially running NextGen Healthcare for cash to support paying himself lucrative dividends and pursuit of other failed initiatives. Shareholders should ask themselves: does Sheldon have a different strategy today or does he simply want your vote to give him de facto control of the Company and return to past practices?

Over the past two years, Lance agreed twice to conclude his board service and then twice reneged. As recently as July, Sheldon told the Board he wanted Lance installed as CEO. All other directors disagreed.

We are turning the page and welcoming a new leader who brings fresh, modern creative thinking and substantial operating experience in high growth healthcare services and the new technologies that serve our clients’ needs.

Your Vote is Important – Help Ensure NextGen Healthcare’s Momentum Continues for Value Creation

Vote Your WHITE Proxy Card Today – Do NOT Vote Sheldon’s Blue Card!

It takes time to restructure, re-invent, stabilize and optimize any business. The same is true with NextGen Healthcare, particularly following Sheldon’s damaging actions during his 47-year Board tenure and failure to invest for the future. Recall that Sheldon has stated his desire to remain on the Board indefinitely. This is despite his long tenure and the fact that his experience is out of touch with the needs of the Company today, as is the experience of his director candidates.

We have made great strides in moving NextGen Healthcare forward and positioning the Company for a long-term growth cycle in a rapidly expanding market. Hypocritically, Sheldon and Lance are now attacking the actions the Board has taken over the past six years even though they supported nearly every decision the Board made. The two primary areas where the Board and Sheldon disagreed were: the Board’s refusal to reinstate a dividend and the Board’s approval of an updated employee compensation plan to support retention and motivation across the Company. Interestingly, both of these areas of disagreement tie directly to Sheldon’s ability to pay himself a dividend.

NextGen Healthcare has a newly appointed CEO, refreshed Board and winning platform. Our improved performance shows we are on the right track. Clients, industry experts and employees agree. However, our progress is threatened by Sheldon’s attempt to elect his own slate of director nominees – including himself – to the Board and take de facto control of the Company.

A lot has changed since Sheldon founded the Company in 1974 and when Sheldon stepped down as Chair. We should be able to look to the future. This election counts more than any other. This is about doing what is right for the Company and all our stakeholders, including our shareholders, employees and clients.

We believe transitioning Sheldon and Lance from the Board, reincorporating in Delaware, which is well-recognized for being the leading jurisdiction for public companies, and eliminating cumulative voting are not just good governance – they are necessary to serve your best interests and protect the benefits realized from the changes we have made.

Enclosed is a revised WHITE proxy card reflecting the addition of David Sides to the Company’s slate of director nominees. It is important that you use the WHITE proxy card to ensure all of your Board’s highly qualified director nominees are elected. We strongly recommend that you vote “FOR” ALL proposals listed on the WHITE proxy card and discard any blue proxy cards you receive from Sheldon. If you have inadvertently voted the blue card or wish to change your vote, you have every proper and legal right to do so. Only your latest dated proxy that is received timely prior to the closing of the polls at the meeting, will be counted. Vote by Internet or mail today – it is simple and will take only a few minutes now. Your proxy card, voting instruction form or emailed voting instructions are easy to follow.

If you have any questions call or email MacKenzie Partners – see the box below for assistance.

Thank you for your continued support. We take our duty to NextGen Healthcare shareholders seriously and are laser-focused on ensuring your investment yields results with which you will be happy.

Sincerely,

Craig A. Barbarosh George H. Bristol Julie D. Klapstein	James C. Malone Jeffrey H. Margolis	Dr. Geraldine McGinty Morris Panner

Important:

Approving the reincorporation and cumulative voting proposals will effectively result in giving NextGen Healthcare shareholders the opportunity to vote “FOR” ALL candidates on the NextGen Healthcare slate of director nominees under plurality voting, which is a “one share, one vote” standard, and the nine nominees with the most votes will be elected. Reincorporating into Delaware and eliminating cumulative voting are good governance and provide important benefits, including ensuring that a minority shareholder is unable to accumulate shares and override the will of the majority.

Any shareholder with questions about the Annual Meeting or in need of assistance in voting their shares should contact:

NXGNproxy@mackenziepartners.com

Toll-Free: (800) 322-2885

Information about the meeting is also available at www.nextgen.com/annual-meeting

Permission to use quotes neither sought nor obtained

About NextGen Healthcare, Inc.

NextGen Healthcare, Inc. (Nasdaq: NXGN) is a leading provider of ambulatory-focused technology solutions. We are empowering the transformation of ambulatory care—partnering with medical, behavioral and dental providers in their journey to value-based care to make healthcare better for everyone. We go beyond EHR and PM. Our integrated solutions help increase clinical productivity, enrich the patient experience, and ensure healthy financial outcomes. We believe in better. Learn more at nextgen.com, and follow us on Facebook, Twitter, LinkedIn, YouTube and Instagram.

Certain Information Concerning the Participants

NextGen Healthcare has filed a definitive proxy statement and supplement to the proxy statement (the “Supplement”) with the U.S. Securities and Exchange Commission (the “SEC”), together with the associated WHITE proxy card attached to the Supplement, in connection with the solicitation of proxies for NextGen Healthcare’s 2021 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). WE URGE SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND SUPPLEMENT (INCLUDING ANY OTHER AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT) AND ANY OTHER RELEVANT DOCUMENTS THAT NEXTGEN HEALTHCARE WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. NextGen Healthcare and certain of its directors and executive officers are participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of NextGen Healthcare’s directors and executive officers and their respective interests in NextGen Healthcare by security holdings or otherwise are set forth in the Definitive Proxy Statement and Supplement. To the extent holdings of such participants in NextGen Healthcare’s securities are not reported, or have changed since the amounts described, in the Definitive Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of NextGen Healthcare’s Board of Directors for election at the 2021 Annual Meeting are included in the Definitive Proxy Statement and Supplement.

Shareholders will be able to obtain, free of charge, copies of the Definitive Proxy Statement, Supplement, any other amendments or supplements thereto and any other documents when filed by NextGen Healthcare with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at NextGen Healthcare’s website (https://investor.nextgen.com), by emailing NXGNproxy@mackenziepartners.com or by calling MacKenzie Partners at (800) 322-2885.

Forward Looking Statements

This communication may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events including but not limited to the COVID-19 pandemic, developments in the healthcare sector and regulatory framework, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income, and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, including but not limited to: volatility and uncertainty in the global economy, financial markets and on our customers in light of the continuing COVID-19 pandemic, including the potential (i) slowdown or shutdown of preventive and elective medical procedures, (ii) delay in the contracting for additional products and services by our customers and (iii) delay in the sales cycle for new customers; a determination by the jury that the Company has liability in litigation advanced by a former director and shareholder; the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; uncertainties related to the future impact of U.S. tax reform; the impact of governmental and regulatory agency investigations; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; the impact of any proxy contest at the 2021 Annual Meeting of Shareholders; possible regulation of the Company’s software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; disruptions caused by acquisitions of companies, products, or technologies; the extent to which the COVID-19 pandemic and measures taken in response thereto could adversely affect our financial condition and results of operations; and general economic conditions. A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact

Tami Stegmaier

(949) 237-6083

tstegmaier@nextgen.com

Barrett Golden / Sharon Stern

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

nextgen-jf@joelefrank.com

Investor Relations Contact

Matthew Scalo

(415) 370-9202

mscalo@nextgen.com

Laurie Connell

lconnell@mackenziepartners.com

(212) 378-7071

Daniel Burch

dburch@mackenziepartners.com

(212) 929-5748